NAME OF REGISTRANT:
Franklin Multi-Income Trust
File No. 811-5873


EXHIBIT ITEM No. 77C:  Submission of matters to a vote of security holders.

Regarding the proposal to elect nominees for Trustees:


Trustees			Shares			Withheld

Frank H. Abbott, III	4,932,264.168		94,717.648
Harris J. Ashton		4,936,914.168		90,067.648
Gordon S. Macklin 	4,921,441.435		105,540.381



There being no further business to come before the meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  September 10, 2002

		_/s/Steven Gray________
		 Steven Gray
		 Acting Secretary




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